Exhibit 99.1

SYSCO CORPORATION

2015 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Sysco Corporation 2015 Employee Stock Purchase Plan (the “Plan”) is to encourage and enable the employees of the Company and its Participating Subsidiaries (as such term is defined in Section 2) to acquire a proprietary interest in the Company through the ownership of shares of its common stock, $1.00 par value (the “Common Stock”), in order to assure a closer identification of employees’ interests with those of the Company by providing employees with a more direct stake in its welfare, thereby stimulating the employees’ efforts on the Company’s behalf and strengthening such employees’ desire to remain with the Company.

The Plan shall become effective on January 1, 2015, (the “Effective Date”), subject to approval of the stockholders at the 2014 Annual Meeting of Stockholders. The Plan shall serve as the successor to the 1974 Employees’ Stock Purchase Plan (the “Prior Plan”). The Prior Plan shall terminate following the purchase of shares attributable to the offering period under the Prior Plan ending on December 31, 2014.

The rights granted under the Plan are intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Plan and the rights granted hereunder shall be interpreted consistently with such intent. However, the Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423, but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements, but may be conducted concurrently with those offerings.

2. Definitions. As used in the Plan the following terms shall have the meanings set forth below:

(a) “Allocation Date” has the meaning assigned in Section 13 of the Plan.

(b) “Administrative Committee” has the meaning assigned in Section 4.1 of the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” has the meaning assigned in Section 1 of the Plan.

(e) “Common Stock” has the meaning assigned in Section 1 of the Plan.

(f) “Company” means Sysco Corporation, a Delaware corporation, or any successor corporation by merger, reorganization, consolidation or otherwise.

(g) “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

(h) “Eligible Compensation” means (i) regular base salary paid to the Employee by the Company or a Participating Subsidiary during such Employee’s period of participation in the Plan and (ii) any overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments received during such period. Eligible Compensation shall be calculated before deduction of (A) any income or employment tax or other withholdings; or (B) any contributions made by the employee to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Subsidiary. Eligible Compensation shall not include any contributions made on the Employee’s behalf by the Company or any Subsidiary to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Eligible Compensation). The Plan Administrator may make modifications to the definition of Eligible Compensation for one or more offerings as deemed appropriate.

(i) “Employee” means an employee of the Company or a Participating Subsidiary.

(j) “Effective Date” has the meaning assigned in Section 1 of the Plan.

(k) “Exercise Date” means the last day of each Offering Period.

(l) “Fair Market Value” per share of Common Stock on any date means the closing sale price per share during regular trading hours of Common Stock on such date on the principal securities market in which the Common Stock is then traded; or, if there were no trades on that date, the closing sale price during regular trading hours of the Common Stock on the first trading day prior to that date.

(m) “Grant Date” means the first day of each Offering Period.

(n) “Individual Brokerage Account” has the meaning assigned in Section 13 of the Plan.

(o) “Offering Period” has the meaning assigned in Section 6 of the Plan.

(p) “Participant” means an Employee who is enrolled in the Plan and meets each of the eligibility requirements in Section 5.1 of the Plan.

(q) “Participating Subsidiary” means each Subsidiary that is authorized, in accordance with Section 5.2 of the Plan, to extend the benefits of the Plan to its eligible Employees. The Participating Subsidiaries in the Plan as of the Effective Date are listed in Appendix A to the Plan.

(r) “Plan” means the Sysco Corporation 2015 Employee Stock Purchase Plan.

(s) “Plan Administrator” means the Compensation Committee or the Administrative Committee to the extent such entity is carrying out its administrative functions under the Plan.

(t) “Prior Plan” has the meaning assigned in Section 1 of the Plan.

(u) “Purchase Price” has the meaning assigned in Section 9 of the Plan.

(v) “Stock Purchase Contributions” means payroll deductions of Eligible Compensation that occur during an Offering Period for the purpose of purchasing shares under the Plan.

(w) “Subsidiary” means any subsidiary corporation of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established.

3. Amount of Stock Subject to the Plan. The total number of shares of Common Stock which may be sold pursuant to the Plan, subject to adjustment as provided in Section 17, shall be up to eleven million (11,000,000) shares comprised of the following: (i) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date plus (ii) an additional ten million (10,000,000) new shares. The shares sold under the Plan may be either authorized and unissued shares, or issued shares reacquired by the Company. If rights granted under the Plan terminate or expire for any reason without having been exercised in full, the shares not purchased hereunder pursuant to such rights shall be available again for purposes of the Plan.

4. Administration of the Plan.

4.1 The Plan shall be administered by the Compensation Committee. The Compensation Committee may delegate any or all of its administrative authority under the Plan to a committee comprised of officers or senior level employees of the Company (“the Administrative Committee”). However, the Administrative Committee shall not have the authority to (i) increase the maximum number of shares available for issuance under the Plan or the maximum number of shares that may be purchased per Participant for any Offering Period (other than for adjustments under Section 17), (ii) modify the eligibility requirements under the Plan, (iii) designate a Subsidiary as a Participating Subsidiary, (iv) change the duration of the Offering Periods or (v) change the Purchase Price for any Offering Period.

4.2 Subject to the provisions of the Plan, the Plan Administrator shall have the authority to construe the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan.

4.3 The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423, but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements, but may be conducted concurrently with those offerings.

4.4 The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determination of the Plan Administrator on the matters referred to in this Section 4, shall be final and binding on all persons.

4.5 The Company’s sole contribution toward the Plan will consist of making its Common Stock available for purchase by Employees at the Purchase Price and bearing costs of administration in carrying out the Plan.

5. Eligibility.

5.1 Only Employees of the (i) Company, and (ii) its Participating Subsidiaries may participate in the Plan. Rights to purchase shares of Common Stock for each Offering Period shall be granted to those Employees of the Company and its Participating Subsidiaries:

(a) who are on the first day of the Offering Period in which the grant is to be made in the employ of the Company or any Participating Subsidiary on a basis under which they are regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year; and

(b) who would not, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

However, the Plan Administrator may, prior to the start of an applicable Offering Period, waive one or both of the service requirements set forth in Section 5.1(a) above.

5.2 Each U.S. corporation and Canadian corporation that becomes a Subsidiary after the Effective Date shall automatically become a Participating Subsidiary effective as of the start date of the first Offering Period coincident with or next following the date on which it becomes such a Subsidiary, unless the Plan Administrator determines otherwise prior to the start date of that Offering Period. Any other corporation whose participation in the Plan is delayed by Plan Administrator determination under the preceding sentence and any other corporation that becomes a Subsidiary after the Effective Date shall become a Participating Subsidiary when authorized by the Plan Administrator to extend the benefits of the Plan to its Employees.

6. Offering Periods.

6.1 Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

6.2 Each Offering Period shall be of such duration not to exceed twenty-four (24) months, as determined by the Plan Administrator prior to the start of the applicable Offering Period. Until such time as the Plan Administrator specifies otherwise, Offering Periods shall be of a duration of three (3) months and shall run from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of each year.

6.3 The terms and conditions of each Offering Period may vary, and two or more Offering Periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special Offering Periods may be established with respect to entities that are acquired by the Company (or any Subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any Offering Period contravene the express limitations and restrictions of the Plan, and the Participants in each separate Offering Period conducted for one or more Participating Subsidiaries in the United States shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

7. Allotment. Each Employee who is otherwise eligible to participate hereunder shall be granted rights to purchase shares of Common Stock as follows:

(a) a Participant in an Offering Period shall receive on the start date of such Offering Period, a right to purchase shares pursuant to the Plan. The actual number of shares purchased for each Participant on the Exercise Date of an Offering Period shall be that number of shares (including fractional shares calculated to at least three (3) decimal places) determined by dividing the Purchase Price for that Offering Period into the amount of contributions accumulated on such date in Stock Purchase Contributions attributable to the Participant, as provided for under Section 11. Subject to Section 17, the maximum number of shares of Common Stock that may be purchased by a Participant for any such Offering Period shall be 1,250. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any Offering Period, to increase or decrease the limitations to be in effect for the number of shares that may be purchased per Participant in each Offering Period; and

(b) if the total of all shares to be purchased by all Participants on an Exercise Date as computed pursuant to (a) above exceeds the number of shares then available under the Plan, then all such purchases shall be adjusted proportionately to eliminate such excess and the authorized Stock Purchase Contribution of each Participant, to the extent in excess of the aggregate Purchase Price payable for shares of Common Stock pro-rated to such individual, shall be refunded by the Plan or by an agent of the Plan.

8. Time of Granting Rights. Neither anything contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Company, nor any action taken by the Compensation Committee, shall constitute the granting of any rights. Rather, the granting of a right to purchase shares of Common Stock shall be made automatically and without further action by the Company on the first day of each Offering Period to each Participant on such date.

9. Exercise of Purchase Right and Purchase Price. Each right to purchase shares of Common Stock which is granted for an Offering Period shall be exercised on the Exercise Date for that Offering Period. The Purchase Price per share at which Common Stock will be purchased on the Participant’s behalf on each Exercise Date will be established by the Plan Administrator prior to the start of that Offering Period, but in no event shall such Purchase Price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Exercise Date. Until such time as the Plan Administrator determines otherwise, the Purchase Price per share shall be equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the Exercise Date for the Offering Period.

10. Elections to Enroll in the Plan. Subject to the terms and conditions of the Plan, an eligible Employee must, in order to purchase shares for an Offering Period, complete and submit a payroll deduction authorization through enrollment procedures established by the Company on or prior to the start date of such Offering Period. The payroll deduction authorization will permit weekly, bi-weekly, semi-monthly or monthly Stock Purchase Contributions on terms and conditions more fully described in Section 11 hereof. Once the enrollment process has been properly completed, such enrollment shall be deemed to automatically apply to all subsequent Offering Periods, until such enrollment and payroll deduction authorization is modified, cancelled or revoked in accordance with the Plan and/or procedures prescribed by the Plan Administrator.

11. Method of Payment.

11.1 Unless otherwise specified by the Plan Administrator, payment for shares of Common Stock purchased under the Plan shall be on the basis of Stock Purchase Contributions made solely through payroll deductions with no right of prepayment. As soon as practicable after the start date of an Offering Period, the Company or the Participating Subsidiary with whom a Participant is employed, will commence Stock Purchase Contributions from the Participant’s Eligible Compensation. Each Stock Purchase Contribution shall be in an amount designated by the Participant in the currency in which the Participant is paid. Such elections shall be subject to a minimum amount as may be specified by the Plan Administrator. Furthermore, such elections shall be subject of a maximum amount equal to the lessor of (i) of ten percent (10%) of Eligible Compensation or (ii) the limits specified in Section 18.

11.2 Stock Purchase Contributions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the Offering Period in which collected, with such conversion to be based on the exchange rate in effect on such day. The Plan Administrator shall have absolute discretion to determine the applicable exchange rate to be in effect for such day.

11.3 The rate of Stock Purchase Contributions shall continue in effect throughout the Participant’s participation in the Plan, except for changes effected in accordance with the following guidelines:

(a) Changing Rate of Stock Purchase Contributions. A Participant may change the amount of Stock Purchase Contributions by delivering notice in accordance with the procedures established by the Company; any such change shall become effective as soon as practicable following the start of the next Offering Period.

(b) Suspending Stock Purchase Contributions. A Participant may at any time suspend his or her Stock Purchase Contributions under the Plan by delivering notice in accordance with the procedures established by the Company. Such suspension shall become effective as soon as administratively practicable during the then current Offering Period. Such a suspension will not result in a refund of previously accumulated Stock Purchase Contributions. A Participant’s Stock Purchase Contributions previously accumulated for the Offering Period in which such a suspension occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Exercise Date.

12. Use of Funds; No Interest Paid. Unless the Plan Administrator determines otherwise or required by law, all Stock Purchase Contributions collected from the Participant under the Plan, pursuant to Section 11 hereof, shall be included in the general funds of the Company (or a Participating Subsidiary) free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid or credited to any Participant.

13. Delivery of Stock. As soon as practicable after the end of each Offering Period, shares of Common Stock purchased for each Participant pursuant to the Plan with the balance of Stock Purchase Contributions attributable to such Participant as of the Exercise Date shall be delivered directly to an individual account established for each such Participant with a brokerage firm selected by the Company (the “Individual Brokerage Account”). The date of such delivery is the Allocation Date. Except as otherwise provided below, the deposited shares may not be transferred from the Individual Brokerage Account until the end of the two (2)-year period measured from the applicable Grant Date. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the employee may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the Individual Brokerage Account. In addition, the Participant may request a distribution of shares from his or her Individual Broker Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. Shares may not be transferred from the Individual Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by each participant in the United States, whether or not that participant continues in employee status.

No Participant shall, by reason of the Plan or any rights granted pursuant thereto, or by the fact that there are Stock Purchase Contributions attributable to a Participant sufficient to purchase shares which the Participant has elected to purchase, have any rights of a stockholder of the Company until shares of Common Stock have been delivered to such Participant in the manner provided in this Section 13.

14. No Transferability. Rights to purchase shares of Common Stock granted under the Plan to any Employee are not transferable by such Employee otherwise than by will or the laws of descent and distribution, and are exercisable during an Employee’s lifetime only by the Employee. In the event of violation of this provision, the Plan Administrator shall terminate the Employee’s right to purchase Common Stock and refund, either by the Plan or by an agent of the Plan, the Stock Purchase Contributions attributable to such Employee during the relevant Offering Period.

15. Termination of Employment. If a Participant ceases to be employed by the Company or by a Participating Subsidiary for any reason, all rights to purchase stock granted to the Participant with respect to the then current Offering Period hereunder shall immediately cease (unless otherwise directed by the Plan Administrator in its sole discretion). The amount of Stock Purchase Contributions attributable to such a former Participant shall be refunded, either by the Plan or by an agent of the Plan, to the former Participant as soon as administratively practicable (or in the case of death, to the person or persons to whom the former Participant’s rights hereunder shall pass) in the currency in which collected.

16. Leave of Absence. Should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have such Stock Purchase Contributions authorized by the Participant and collected to date on his or her behalf for that Offering Period held for the purchase of shares on his or her behalf on the next scheduled Exercise Date. In no event, however, shall any amounts be collected on the Participant’s behalf during such unpaid leave, unless otherwise determined by the Plan Administrator. Upon the Participant’s return to active service his or her authorized Stock Purchase Contributions shall automatically resume at the rate in effect at the time the leave began, unless the individual withdraws from the Plan or modifies the then existing election prior to his or her return to active service.

17. Adjustments for Changes in Capitalization. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any (i) stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, subdivision or similar transaction, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution to its stockholders (each, a “Corporate Transaction”) then, subject to any required action by the stockholders of the Company, the number and kind of shares of Common Stock available under the Plan or subject to any limit or maximum hereunder shall automatically be proportionately adjusted, with no action required on the part of the Compensation Committee or otherwise to the extent necessary to prevent dilution or enlargement of the rights of Participants under the Plan. Any adjustments to outstanding Awards shall be consistent with Code Section 424, to the extent applicable.

18. $25,000 Limitation.

(a) No Participant shall be entitled to accrue rights to acquire shares of Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase shares of Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Subsidiary, would otherwise permit such Employee to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Company or any Subsidiary (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

(b) If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the Stock Purchase Contributions which the Participant made during that Offering Period with respect to such purchase right shall be refunded, either by the Plan or by an agent of the Plan, as soon as administratively feasible after the Exercise Date.

(c) In the event there is any conflict between the provisions of this Section 18 and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section 18 shall be controlling.

19. Termination and Amendment of the Plan. The Plan may be abandoned or terminated at any time by the Compensation Committee or the Board. The Compensation Committee, at any time prior to the termination of the Plan, may make such changes and additions to the Plan as the Compensation Committee shall deem advisable; provided, however, that except as provided in Section 17 hereof, the Compensation Committee may not, without approval of the Company’s stockholders, increase the maximum number of shares issuable under the Plan or modify the eligibility requirements for participation in the Plan. No termination or amendment of the Plan may, without consent of the holder of a right to purchase then outstanding, terminate or materially and adversely affect the Employee’s rights under the Plan.

20. Plan Not an Employment Contract. The Plan does not and shall not be deemed to constitute a contract of employment with any Employee. Terms of employment and the right of the Company or any of its Subsidiaries to terminate the employment of any Employee, with or without cause, shall depend entirely upon the terms of employment otherwise existing between any Employee and the Company or any of its Subsidiaries without regard to the Plan.

21. Indemnification of Compensation Committee and Administrative Committee. In addition to such other rights of indemnification as they may have, the members of the Compensation Committee and Administrative Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the Compensation Committee and Administrative Committee member or members shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such Compensation Committee and Administrative Committee member or members undertake to defend the same on their own behalf.

22. Section 16 Requirements. Any other provisions of the Plan notwithstanding, to the extent that any Employee participating in the Plan is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, such Employee’s participation in the Plan shall be subject to, and such Employee shall be required to comply with, any and all additional restrictions and/or requirements imposed by the Plan Administrator, in its sole discretion, in order to insure that the exemption made available pursuant to Rule 16b-3 promulgated pursuant to the Exchange Act is available with respect to all transactions pursuant to the Plan affected by or on behalf of any such Employee.

23. Governing Law. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Delaware.

APPENDIX A

LIST OF PARTICIPATING SUBSIDIARIES

A La Carte, LLC	Scorpion Company II, LLC	Sysco Knoxville, LLC

A.M. Briggs, Inc.	SFS Canada I, LP	Sysco Leasing, LLC

Buckhead Beef Company	SFS Canada II, LP	Sysco Lincoln Transportation Company, Inc.

BuzzTable, Inc.	SFS GP I, Inc.	Sysco Lincoln, Inc.

Conan Foods Inc.	SFS GP II, Inc.	Sysco Long Island, LLC

Contract Administrative Services, Inc.	SMS Lux Holdings LLC	Sysco Los Angeles, Inc.

Dust Bowl City, LLC	Specialty Meat Holdings, LLC	Sysco Louisiana Seafood, LLC

Economy Foods, Inc.	Sysco Albany, LLC	Sysco Louisville, Inc.

Enclave Properties, LLC	Sysco Asian Foods, Inc.	Sysco Memphis, LLC

European Imports, Inc.	Sysco Atlanta, LLC	Sysco Merchandising and Supply Chain Services, Inc.

Freedman Food Service of Dallas, Inc.	Sysco Baltimore, LLC	Sysco Metro New York, LLC

Freedman Food Service of Denver, Inc.	Sysco Baraboo, LLC	Sysco Minnesota, Inc.

Freedman Food Service of San Antonio, LP	Sysco Boston, LLC	Sysco Montana, Inc.

Freedman Food Service, Inc.	Sysco Canada, Inc.	Sysco Nashville, LLC

Freedman Meats, Inc.	Sysco Central Alabama, Inc.	Sysco Netherlands Partners, LLC

Freedman-KB, Inc.	Sysco Central California, Inc.	Sysco Newport Meat Company

FreshPoint Arizona, Inc.	Sysco Central Florida, Inc.	Sysco North Central Florida, Inc.

FreshPoint Atlanta, Inc.	Sysco Central Illinois, Inc.	Sysco North Dakota, Inc.

FreshPoint California, Inc.	Sysco Central Pennsylvania, LLC	Sysco Northern New England, Inc.

FreshPoint Central California, Inc.	Sysco Charlotte, LLC	Sysco Philadelphia, LLC

FreshPoint Central Florida, Inc.	Sysco Chicago, Inc.	Sysco Pittsburgh, LLC

FreshPoint Connecticut, LLC	Sysco Cincinnati, LLC	Sysco Portland, Inc.

FreshPoint Dallas, Inc.	Sysco Cleveland, Inc.	Sysco Raleigh, LLC

FreshPoint Denver, Inc.	Sysco Columbia, LLC	Sysco Resources Services, LLC

FreshPoint Las Vegas, Inc.	Sysco Connecticut, LLC	Sysco Riverside, Inc.

FreshPoint North Carolina, Inc.	Sysco Corporation	Sysco Sacramento, Inc.

FreshPoint North Florida, Inc.	Sysco Detroit, LLC	Sysco San Diego, Inc.

FreshPoint Oklahoma City, LLC	Sysco Disaster Relief Foundation, Inc.	Sysco San Francisco, Inc.

FreshPoint Pompano Real Estate, LLC	Sysco Eastern Maryland, LLC	Sysco Seattle, Inc.

FreshPoint Puerto Rico, LLC	Sysco Eastern Wisconsin, LLC	Sysco South Florida, Inc.

FreshPoint San Francisco, Inc.	Sysco Foundation, Inc.	Sysco Southeast Florida, LLC

FreshPoint South Florida, Inc.	Sysco Global Resources, LLC	Sysco Spokane, Inc.

FreshPoint South Texas, LP	Sysco Global Services, LLC	Sysco St. Louis, LLC

FreshPoint Southern California, Inc.	Sysco Grand Rapids, LLC	Sysco Syracuse, LLC

FreshPoint Tomato, LLC	Sysco Guest Supply Canada Inc.	Sysco USA I, Inc.

FreshPoint Vancouver, Ltd.	Sysco Guest Supply, LLC	Sysco USA II, LLC

FreshPoint, Inc.	Sysco Gulf Coast, Inc.	Sysco Ventura, Inc.

Fulton Provision Co.	Sysco Hampton Roads, Inc.	Sysco Ventures, Inc.

Goldberg and Solovy Foods, Inc.	Sysco Holdings, LLC	Sysco Virginia, LLC

Guest Packaging, LLC	Sysco Indianapolis, LLC	Sysco West Coast Florida, Inc.

Houston Meat & Seafood, LLC	Sysco International Food Group, Inc.	Sysco Western Minnesota, Inc.

Iowa Premium Beef, LLC	Sysco International, ULC	Sysco-Desert Meats Company, Inc.

Leapset, Inc.	Sysco Iowa, Inc.	The SYGMA Network, Inc.

Malcolm Meats Company	Sysco Jackson, LLC	Walker Foods, Inc.

Restaurant of Tomorrow, Inc.	Sysco Jacksonville, Inc.

Scorpion Corporation I, Inc.	Sysco Kansas City, Inc.